EXHIBIT 99.1

PRESS RELEASE

Contacts:	Analytical Surveys, Inc. Lori Jones Chief Financial Officer 210-657-1500	Pfeiffer High Public Relations, Inc. Geoff High 303-393-7044 geoff@pfeifferhigh.com

ANALYTICAL SURVEYS NAMES HAMID AKHAVAN

SENIOR VICE PRESIDENT OF OPERATIONS

SAN ANTONIO, Texas, April 20, 2004 — Analytical Surveys, Inc. (ASI) (Nasdaq: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced Hamid Akhavan has rejoined the Company as senior vice president of operations.

Akhavan spent more than 20 years with the Company in a variety of high-level positions in both operations and sales. He continued to work as a consultant to the Company after his departure from his project implementation position in January 2004.

During his tenure at ASI, Akhavan has been directly involved in the performance and delivery of more than 100 GIS projects. He has extensive experience in the utility mapping sector and has worked on and managed data collection and conversion projects for customers in the electric, gas, water, wastewater, cable and telephone industries.

“I am pleased and excited to be rejoining the leadership of ASI,” Akhavan said. “The Company has put in place the personnel and the processes to achieve high-end project performance. I share ASI’s focus of meeting and exceeding customer expectations.”

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit http://www.anlt.com.

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This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business—”risk factors” and elsewhere in the Company’s Annual Report on Form 10-K.

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